As filed with the Securities and Exchange Commission on January 10, 2017

Registration No. 333-189943

Registration No. 333-198916

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189943

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-198916

UNDER THE SECURITIES ACT OF 1933

Lightwave Logic, Inc.
(Exact name of registrant as specified in its charter)

Nevada	82-049-7368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1831 Lefthand Circle, Suite C Longmont, Colorado	80501
(Address of principal executive offices)	(Zip Code)

2007 Employee Stock Plan
(Full title of the plan)

James S. Marcelli President 1831 Lefthand Circle, Suite C Longmont, Colorado 80501 Telephone: (720) 340-4949	Copy to: David M. Bovi, Esq. David M. Bovi, PA 2855 PGA Blvd., Suite 150 Palm Beach Gardens, FL 33410
(Name, address and telephone number of agent for service)	(561) 655-0665

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Deregistration of 3,121,400 Shares of Common Stock

Lightwave Logic, Inc. (the “Company”), previously registered shares of its common stock, par value $0.001 per share (the “Common Stock”) under the following registration statements (each, a “Registration Statement” and collectively, the “Registration Statements”) concerning shares issuable or issued under the Company’s 2007 Employee Stock Plan, as amended (the “2007 Plan”).

(1)

Registration Statement No. 333-189943, filed with the Securities and Exchange Commission (the “Commission”) on July 12, 2013, registering the offer and sale of 6,859,450 shares of the Common Stock issuable pursuant to the 2007 Plan.

(2)

Registration Statement No. 333-198916, filed with the Commission on September 24, 2014, registering the offer and sale of 2,000,000 shares of the Company’s Common Stock issuable pursuant to the 2007 Plan.

On June 24, 2016, the 2007 Plan was terminated (except as to options outstanding on that date), and no further awards are made under the 2007 Plan. The Company is filing this post-effective amendment to each of the Registration Statements to deregister 3,121,400 shares of the Company’s Common Stock that are not issuable pursuant to options outstanding under the 2007 Plan as of January 10, 2017. Each of the Registration Statements otherwise continue in effect for 5,738,050 shares of the Company’s Common Stock issuable pursuant to options outstanding under the 2007 Plan as of January 10, 2017.

There may be shares of Common Stock registered in connection with the Registration Statements that are issuable pursuant to options outstanding under the 2007 Plan that, after January 10, 2017, are forfeited, expire, are canceled without delivery of shares, or otherwise result in the return of shares to the Company (collectively, the “Returned Shares”). The Company intends to periodically file additional post-effective amendments to the Registration Statements to deregister any Returned Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to its Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on January 10, 2017.

LIGHTWAVE LOGIC , INC.

By:	/s/ James S. Marcelli
James S. Marcelli, President
Chief Operating Officer
(Principal Financial Officer)

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.